Exhibit 99.2

SUMMARY OF TCF’S LEGAL CHALLENGE OF THE DURBIN AMENDMENT

TCF National Bank	vs.	Board of Governors of the Federal Reserve System

Filed:		United States District Court
District of South Dakota

Date:		October 12, 2010

Attorneys for Plaintiff:		Richard A. Epstein	Mark Meierhenry
		Chicago, Illinois	Meierhenry Sargent LLP
Sioux Falls, South Dakota

Timothy D. Kelly
Kelly & Berens, P.A.
Minneapolis, MN

TCF National Bank (“TCF”) has filed suit challenging the constitutionality of the Durbin Amendment (“DA”), included in the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act of 2010, which became law on July 21, 2010.  The DA requires the Board of Governors of the Federal Reserve System (the “Board”) to adopt regulations reducing debit card—not credit card—interchange transaction fees charged to retailers.  The DA requires the Board, no later than April 21, 2011, to issue new rates that are “reasonable and proportional” to the cost incurred by the issuer with respect to each debit interchange transaction, but then limits the allowable costs to the “incremental cost” of electronically processing a “particular” transaction (“authorization, clearance and settlement”), prohibits consideration of “other costs incurred by an issuer which are not specific to a particular electronic debit transaction”—which are the bulk of the actual costs of the debit card service—and does not allow for a profit.

The DA exempts from these requirements any issuer that has assets of less than $10,000,000,000.

TCF’s suit alleges that the DA is unconstitutional because:

(1) It violates the institution’s Due Process rights under the Fifth Amendment to earn a fair rate of return on invested capital and requires the institution to offer its product below cost;

(2) By exempting institutions with assets less than $10 billion, it denies the institution Equal Protection under the law mandated by the Fifth Amendment; and

(3) It violates the institution’s rights under the Takings Clause of the Fifth Amendment by causing the institution to bear a substantial competitive and financial burden without just compensation.

As stated in the complaint filed by TCF, the Constitution precludes Congress from enacting a law limiting the price a business may charge for its product to an amount that does not allow the institution to earn a reasonable return on its capital and that requires it to offer its product below cost.  This is a “confiscatory” rate, and Congress has no legal right under the Constitution to set such a rate.

The complaint further alleges that Congress may not deprive TCF of equal protection by drawing an irrational distinction between institutions with less than $10 billion and those with $10 billion or more in assets, and thus allowing those under the limit an unfair competitive advantage.

By joining together a drastic reduction in debit card interchange fees and then exempting 99% of issuing banks from this reduction, Congress has enacted an utterly unprecedented form of regulation.  The impact of the DA will be to effectively provide the exempted banks an unlevel playing field in customer account acquisition and retention as they will maintain a revenue stream that is lost and not recoverable by regulated banks.  In this environment, TCF could retain customers only by absorbing a large reduction in debit card interchange revenue.  This results in a violation of the Takings Clause of the Fifth Amendment.   This legal consequence will not be the result of an exercise of discretion by the Board, but instead is commanded by the strict requirements of the DA.

In an effort to stop the Board from proceeding with implementation of the required regulation under the DA, TCF seeks two forms of relief:  first, a preliminary injunction to stop the Board from implementing its regulations without a prior hearing on their constitutionality and following that, a permanent injunction; and second, a declaratory judgment that the DA is unconstitutional.